Exhibit 99.2

                            News

For Immediate Release

CNO Financial Group Declares $0.14 Quarterly Dividend and
Announces Virtual Annual Meeting Date

CARMEL, Ind., February 15, 2023 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.14 per share on the company’s common shares. The dividend will be payable March 24, 2023, to shareholders of record at the close of business on March 10, 2023.

The company also announced that its annual meeting of shareholders will be held via a virtual, live webcast at 8:00 a.m. ET on May 10, 2023. Holders of record at the close of business on March 13, 2023 will be able to participate in, vote, and submit questions during the virtual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $33 billion in total assets. Our 3,400 associates, 4,300 exclusive agents and 4,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Adam Auvil
Adam.Auvil@CNOinc.com
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